Exhibit 23.1

Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated May 23, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Multi Ways Holdings Limited and subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC

Singapore

August 12, 2025